Exhibit 10.1

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY. THE SHARES BEING SOLD HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THE SALE PRICE WAS DETERMINED ARBITRARILY BY THE SELLERS AND BEARS NO RELATIONSHIP TO THE ASSETS, EARNINGS, BOOK VALUE, CURRENT OR FUTURE TRADING PRICE OF THE SHARES, OR ANY OTHER CRITERIA.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of the 7 th day of June, 2024, by and between the Seller set forth on the signature pages hereto (“Seller”) and the purchasers set forth on Exhibit A, attached hereto and incorporated herein (each, a “Purchaser”, and collectively, the “Purchasers”). Seller owns an aggregate of 100,000,000 shares of Series A Preferred Stock of Zicix Corporation, a Nevada corporation (the “Company”). Purchaser desires to purchase from Seller, and Seller is willing to sell securities, subject to the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Purchase and Sale; Escrow Agreement.

1.1. General. Seller hereby agrees to sell to the Purchasers and the Purchasers, in reliance on the representations and warranties contained herein, and subject to the terms and conditions of this Agreement, agree to purchase from the Sellers the following securities (the “Company Shares”) for a total purchase price of Two Hundred and Fifty Thousand United States Dollars ($250,000) (the “Purchase Price”), payable in immediately available funds in United States currency.

•	100,000,000 shares of the Series A Preferred Stock of the Company, par value $0.0001.

Purchasers and Sellers acknowledge and accept that the trading price of the Company Shares may decrease or increase subsequent to the sale of the Company Shares. Purchaser and Sellers waive claims to any losses as a result of the sale of the Company Shares. 100,000,000 shares of the Company’s Series A Preferred Stock constitutes all of the issued and outstanding Series A Preferred Stock and is convertible into common stock at a ratio of one (1) share of Series A Preferred Stock to 100 shares of common stock; each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of Company shareholders.

1.2 Promissory Note. The Seller and Purchaser acknowledge and agree that the debt represented by that certain 8% Convertible Promissory Note dated April 1, 2024, in the principal amount of $313,839 and in favor of the Seller (the “Transferred Note”), which is convertible into a total of 11,623,555,666 shares of the Company’s common stock (representing a per share conversion price of $0.000027) is the subject of ten (10) separate Debt Purchase and Assignment Agreements (the “Assignment Agreements”) representing the sale of the entire $313,839 of debt represented by the Transferred Note and that the Assignment Agreements shall be deemed closed immediately upon the Closing of this Agreement

1.3 Escrow Agreement. Seller and Lo Wai Lin are parties to that certain Escrow Agreement of even date hereof pursuant to which the Purchase Price was deposited with Eric Newlan on behalf of Newlan Law Firm, PLLC, (the “Escrow Agent”). Among other things, the Escrow Agreement sets forth the terms and conditions of the deposit and release of the Purchase Price and the holdback of $25,000 (the “Reserve Amount”). In the event of any conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

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2. Closing. The Closing of the purchase and sale of the Company Shares shall occur upon the satisfaction or waiver of all conditions set forth below, but no later than 5 PM PST on the June 11, 2024, or such other date as may be determined by the parties (the “Closing Date”).

2.1. Condition Precedent. As a condition precedent to the obligations of the Purchasers to purchase the Company Shares, the Purchasers shall have conducted a due diligence review of the Company and its books and records to its full satisfaction and shall have delivered written confirmation of the same as set forth in Section 2.3 hereof.

2.2. Sellers/Company Deliverables: Unless waived in writing by Purchasers, the Sellers and the Company shall on or prior to the Closing:

2.2.1.	Bring the Company up to good standing in the State of Nevada;

2.2.2.	Increase the authorized shares of common stock to 12.6 billion shares of common stock

2.2.3.	Have paid all amounts due to OTC Markets Group;

2.2.4.	Have filed with the relevant authorities and agencies the Company’s quarterly report for the three months ended March 31, 2024;

2.2.5.	Deliver to the Escrow Agent the Company books and records up to the date of the Closing, unless otherwise agreed to in writing by the parties, which books and records shall include: (i) copies of filed federal and Nevada state tax returns for the years 2017 through and including 2023; (ii) all financial books and records; (iii) all board and shareholder minutes since inception; and (iii) all such other items as the Purchasers may reasonably request;

2.2.6.	Provide evidence of delivery to Purchasers copies of all Company Contracts, if any;

2.2.7.	Written confirmation of termination of all Company Contracts and performance or payment in full of all obligations and liabilities of the Company (excluding, however, the Transferred Note), including without limitation: (i) payment in full of all loans of the Company, including without limitation, those made by Sellers or affiliates of the Company; (ii) payment in full of all amounts due under the Company Contracts; and (iii) payment in full of all outstanding invoices or invoices that will become outstanding as of Closing or within fourteen (14) days thereafter.

2.2.8.	Executed Statement of No Debt Owed from the Seller regarding full repayment of and or cancellation and release of any and all liabilities of the Company owed to the Seller (excluding, however, the Transferred Note);

2.2.9.	Signed resignation letters of all existing officers and directors of the Company;

2.2.10.	Executed Board consents appointing designees of the Purchaser as directors and officers of the Company;

2.2.11.	Contact information of stock transfer agent and corporate counsel; and

2.2.12.	A Book Entry Statement from the transfer agent of the Company Shares in the name of the Purchaser.

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2.3.     Purchaser Deliverables: On or prior to the Closing, the Purchasers shall deliver: (i) the Purchase Price to the Escrow Agent; and (ii) upon the satisfaction of the terms set forth in Section 2.2 hereof as determined by Purchasers in their discretion, written acknowledgement that Purchasers are satisfied with the results of their due diligence review of the Company and its books and records.

2.4.     Escrow Agreement. On or prior to the Closing, the parties shall have entered into that certain Escrow Agreement which shall govern the terms and conditions pursuant to which the deposit, release and holdback of the Purchase price shall be subject. The parties agree that in the event of a conflict between the terms of the Escrow Agreement and this Agreement with respect to the terms of the deposit, release or holdback of the Purchase Price, the terms of the Escrow Agreement shall govern. The terms of this Agreement shall govern in all other respects.

3. Resignation of Old and Appointment of New Board of Directors and Officers. The Company and the Sellers shall take such corporate action(s) as required by the Company Articles of Incorporation and/or Bylaws to duly (a) appoint the below named persons, or other persons who names shall be delivered to the Company, to their respective positions, to be effective as of the Closing Date, and (b) obtain and submit to the Purchasers, together with all required corporate action(s) the resignation of all members of the board of directors, and any and all corporate officers as of the Closing Date, all of which actions shall be certified and delivered to the Purchasers as effective at Closing by the Sellers in such form and substance satisfactory to the Purchasers. Following the execution of this Agreement and through the date of effectiveness of such resignations, no other officers or directors shall be appointed or elected to serve the Company except as otherwise expressly provided herein.

Name	Position
THONG Wai Ping Kenneth	Chief Executive Officer, Director
LO Wai Lin	Chief Financial Officer, Secretary, and Director
LAI Chi Kwan Thomas	Director

4. Representations and Warranties of Seller. The Seller, on behalf of itself and the Company, hereby represents and warrants to each of the following as of the date hereof and the Closing Date:

4.1. Corporate Existence and Power. The Company is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. The Company has the requisite corporate power and authority to carry on its business as presently conducted and as currently proposed to be conducted, to own and operate its properties and assets, to execute and deliver this Agreement, and to carry out the provisions of this Agreement. The Company is duly qualified to do business and is in good standing as a foreign company in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

4.2. Subsidiaries. The Company does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement.

4.3. Organizational Documents. True, correct and complete copies of the Organizational Documents of the Company have been made available to Purchaser, and no action has been taken to amend or repeal such Organizational Documents since the date of delivery. The Company is not in violation or breach of any of the provisions of its Organizational Documents. “Organizational Documents” means, the Company’s articles of incorporation and bylaws.

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4.4. Authorization; No Contravention. The execution, delivery and performance by Sellers of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary action of the Sellers and the Company, (b) do not violate, conflict with or result in any breach or default of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any lien under, any Organizational Documents, any contractual obligation of the Sellers or the Company or any requirement of law applicable to the Company, and (d) do not violate any judgment, injunction, writ, award, decree or order (collectively, “Orders”) of any governmental authority against, or binding upon, the Company. There are no actions, subpoenas, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending, initiated, or, to the knowledge of the Sellers, threatened, at law, in equity, in arbitration or before any governmental authority against the Company.

4.5. Governmental Authorization; Third Party Consents. No consent, approval, authorization, order, registration or qualification (each, an “Authorization”) of or with any governmental authority or any other person is required for the execution, delivery or performance (including, without limitation, the sale of the Company Shares) by, or enforcement against, the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, except (i) such Authorizations as have already been obtained or (ii) as otherwise provided in this Agreement.

4.6. Capitalization.

4.6.1. The Company's authorized capital stock consists of 1,600,000,000 shares of common stock, par value $0.0001, of which 916,021,728 shares are issued and outstanding, and 150,000,000 shares of preferred stock, 100,000,000 shares of which are designated Series A Preferred Stock with a par value $0.0001, and the remainder of which are undesignated. There are issued and outstanding 100,000,000 shares of Series A Preferred Stock. All shares of Company stock are owned of record and beneficially by the shareholders in the amounts set forth in the Shareholder’s list attached hereto as Exhibit B. There are no outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Company, except that the Board has not declared any dividends on any preferred shares, nor have any dividends been paid on those shares.

4.6.2. Seller is the legal owner, and has good and marketable title (beneficially and of record) to all of the Company Shares. The Company Shares, when issued to the Purchasers pursuant to this Agreement, will be: (i) duly authorized, validly issued, and outstanding; (ii) fully paid, non-assessable, and free of preemptive rights; and (iii) free and clear of any and all pledges, claims, restrictions, charges, liens, security interests, encumbrances, or other interests of third parties of any nature whatsoever. As of the date hereof: (i) there are no outstanding options, warrants, rights, commitments, or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company; (ii) there are no voting trusts, voting agreements, proxies, or other agreements, instruments, or undertakings with respect to the voting of any Company securities to which the Company or any of its shareholders is a party; and (iii) there are no restrictions on transfer of any Company securities except for restrictions imposed by applicable laws or by the express terms of this Agreement. There are no contracts, commitments, understandings or arrangement by which the Company is bound to issue additional registered capital, share capital or other securities.

4.7. Agreements. The Company is not a guarantor or indemnitor of any indebtedness of any other person, party or entity. Except for this Agreement and the Escrow Agreement (as hereinafter defined), and except as set forth on Exhibit C, there are no agreements, understandings, instruments, contracts or proposed transactions, or judgments, orders, writs or decrees, to which the Company is a party or by which it is bound. All contracts set forth on Exhibit C (the “Company Contracts”) are in writing and are valid and binding and enforceable against the Company and, to the Company’s knowledge, against the other parties thereto in accordance with their respective terms. The Company is not a guarantor or indemnitor of any indebtedness of any other person, party or entity. The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its equity securities.

4.8. Absence of Undisclosed Liabilities. As of the dates of the Company's financial statements, the Company had no liabilities, either accrued or contingent, of a nature required to be reflected in the financial statements in accordance with generally accepted accounting principles, and whether due or to become due, which individually or in the aggregate are reasonably likely to have an adverse effect on the Company.

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4.9.	Absence of All Liabilities.

4.9.1.   Except for debt owed to the Sellers which is being cancelled at closing and the Transferred Note, the Company has no liabilities, either accrued or contingent, whether or not of a nature required to be reflected in the financial statements in accordance with generally accepted accounting principles, and whether due or to become due. Except for the Transferred Note, the Company has fully paid: (i) all employees, consultants, creditors, debtors, vendors and service providers for all obligations that have become due and payable as of the Closing Date; and (ii) all loans, notes payables, and liabilities, either accrued or contingent, whether or not of a nature required to be reflected in the financial statements in accordance with generally accepted accounting principles, whether due or to become due or whether or not disclosed in the OTC Markets Reports have been paid in full.

4.9.2.   There are no lawsuits, actions or administrative, arbitration or other proceedings or governmental investigations ongoing, pending or threatened against or relating to the Company, Sellers or the Company's properties or business. The Company has not entered into or been subject to any consent decree, compliance order, or administrative order with respect to any property owned, operated, leased, or used by the Company. The Company has not received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any property owned, operated, leased, or used by the Company or any facilities or operations thereon.

4.9.3.   The Company has filed all tax returns required to have been filed including for the year ended December 31, 2023. All such tax returns were correct and complete in all material respects. All taxes owed by the Company (whether or not shown on any tax return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any tax return. To the Company's knowledge, no claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no actual, pending or, to the Company's knowledge, threatened liens, encumbrances, or charges against any of the assets of the Company arising in connection with any failure (or alleged failure) to pay any tax. The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. To the Company's knowledge, there is no dispute or claim concerning any tax liability of the Company either claimed or raised by any authority in writing. The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

4.10. Financial Statements. The Company's financial statements fairly present the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby and have been prepared in accordance with United States generally accepted accounting principles and practices consistently applied and consistent with the books and records of the Company.

4.11. Binding Effect. This Agreement has been duly executed and delivered by the Sellers, and constitutes the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

4.12. Private Offering. No registration of the Company Shares, pursuant to the provisions of the Securities Act of 1933, as amended, or any state securities or “blue sky” laws, will be required by the sale of the Company Shares in the manner contemplated in Section 1 herein. Sellers agree that neither he or she, nor anyone acting on his or her behalf, shall offer to sell the Company Shares or any other securities of the Company so as to require the registration of the Company Shares pursuant to the provisions of the Securities Act of 1933, as amended, or any state securities or “blue sky” laws.

4.13. Disclosure. Sellers understand and confirm that Purchasers are relying on the representations, warranties and covenants contained in this Agreement and the disclosures set forth in the reports, forms and other documents filed with FINRA as reflected on the OTC Markets Group, LLC by the Company (collectively, the “OTC Markets Reports”) in entering into this Agreement. All disclosures contained in the OTC Markets Reports or otherwise provided to Purchaser(s) regarding the Company, its businesses and the transactions contemplated hereby, furnished by or on behalf of Sellers or the Company are complete, true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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5. Indemnification. The Seller shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Purchaser, the Company, the officers, directors, agents, investment advisors, partners, members and employees of each of them, each person who controls any such Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys' fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to any breach of the representations, warranties and covenants of Sellers or the Company set forth in this Agreement, up to a maximum amount equal to the Purchase Price.

After the Closing Date, upon written notification and supporting documentation (which may be sent by electronic mail) to the Escrow Agent, the Purchasers and or the Company shall be entitled to deduct against the Reserve Amount without the need for initiating any Proceeding an amount equal to any and all Losses arising out of or relating to any breach of the representations, warranties and covenants of Sellers or the Company (pre-Closing) set forth in this Agreement, provided that Purchasers and or the also deliver to Escrow Agent reasonable evidence of the incurrence or accrual of such Losses by the Purchaser or the Company (after Closing).

If any Proceeding shall be brought or asserted against any person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten calendar of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

This Section 5 shall expire and terminate one year after the Closing Date.

6. Post Closing Obligations of Seller. Immediately after the Closing, Sellers shall:

6.1.	Prepare and file an Amended Annual Report or Quarterly Report with a subsequent event disclosing current liabilities of $0.
6.2.	Deliver hard copies of all corporate records to a party designated by the Purchasers; and
6.3.	Deliver electronic copies of all corporate records to the Purchasers or their designee(s).

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7. Miscellaneous. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and discussions between Purchasers and Sellers. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provisions hereof. This Agreement may be executed by the parties hereto in separate counterparts, each of which will be deemed to be one and the same instrument. All claims, disputes and other matters in question between the parties to this Agreement, arising out of or relating to this Agreement or breach thereof, shall be filed and heard only in the state courts of Nevada. The Agreement will be government by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

SELLER:

THE WILLIAM A. PETTY LIVING TRUST

By: /s/ Ellaire Petty
Ellaire Petty
Trustee
(100,000,000 shares of Series A Preferred Stock)
Address: 318 North Carson Street, Suite 208
Carson City, Nevada 89701

PURCHASER:

/s/ Lo Wai Lin
Lo Wai Lin
Address: 1/F, 173 H Ting Kok
Tai PO, New Territories
Hong Kong

ACKNOWLEDGED:

ZICIX CORPORATION

a Nevada corporation

By: /s/ Ellaire Petty

Its: Ellaire Petty

       Interim CEO

Address: 318 North Carson Street, Suite 208

Carson City, Nevada 89701

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EXHIBIT A

PURCHASERS

	Amount of Series A Preferred Shares	Consideration
Lo Wai Lin	100,000,000	$250,000

TOTAL	100,000,000	$250,000

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EXHIBIT B

SHAREHOLDERS LIST

[See Attachment]

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EXHIBIT C

COMPANY CONTRACTS

None

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